As filed with the Securities and Exchange Commission on November 2, 2015

Registration No. 333-137994

Registration No. 333-131744

Registration No. 333-130248

Registration No. 333-126084

Registration No. 333-116973

Registration No. 333-38266

Registration No. 333-36673

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-137994

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-131744

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-130248

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-126084

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-116973

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-38266

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-36673

INSITE VISION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	94-3015907
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

965 Atlantic Ave.

Alameda, California 94501

(510) 865-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy Ruane

Chief Executive Officer

InSite Vision Incorporated

965 Atlantic Avenue

Alameda, California 94501

(510) 865-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy R. Curry

Jones Day

1755 Embarcadero Road

Palo Alto, California 94304

(650) 739-3939

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting Company	☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements on Form S-3 (collectively, the “Registration Statements”) of InSite Vision Incorporated (the “Company”):

•	File No. 333-137994 registering 5,748,091 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”).

•	File No. 333-131744 registering 1,460,000 shares of Common Stock.

•	File No. 333-130248 registering 922,800 shares of Common Stock.

•	File No. 333-126084 registering 22,090,884 shares of Common Stock.

•	File No. 333-116973 registering 51,234,294 shares of Common Stock.

•	File No. 333-38266 registering 4,857,097 shares of Common Stock.

•	File No. 333-36673 registering 2,626,000 shares of Common Stock.

On November 2, 2015, pursuant to an Agreement and Plan of Merger, dated September 15, 2015, as amended and restated on September 28, 2015, by and among the Company, Ranbaxy, Inc. (“Ranbaxy”) and Thea Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Ranbaxy, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Ranbaxy.

As a result of the merger, the Company has terminated any offerings of the Company’s securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Alameda, State of California on November 2, 2015.

INSITE VISION INCORPORATED

By:	/s/ Louis Drapeau
Name:	Louis Drapeau
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.